EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Verizon Savings Plan for Management Employees, the Verizon Savings and Security Plan for New York and New England Associates and the Verizon Savings and Security Plan for West Region Hourly Employees (collectively, the Plans) of Verizon Communications Inc. (Verizon) of our reports dated June 29, 2010, with respect to the financial statements and supplemental schedules of the Plans included in the Annual Reports of the Plans (Forms 11-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Mitchell & Titus LLP

Mitchell & Titus LLP
New York, New York

February 28, 2011